Exhibit 10.36

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of September 12, 2022, by and between ARE-NC REGION NO. 17, LLC, a Delaware limited liability company (“Landlord”), and GREENLIGHT BIOSCIENCES INC., a Delaware corporation (“Tenant”).

RECITALS

A.     Landlord and Tenant are now parties to that certain Lease Agreement dated as of January 15, 2019, as amended by that certain First Amendment to Lease dated as of June 11, 2019 (the “First Amendment”), and that certain Second Amendment to Lease dated as of March 31, 2020 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 11,869 rentable square feet (the “Premises”) consisting of (i) approximately 8,931 rentable square feet of laboratory and office space known as Suite 1250 (the “Lab/Office Premises”) and (ii) approximately 2,938 rentable square feet of space in the West Greenhouse consisting of (1) Bay 5200 containing approximately 460 rentable square feet, (2) Bay 5201 containing approximately 404 rentable square feet, (3) Bay 5202 containing approximately 396 rentable square feet, (4) Bay 5203 containing approximately 396 rentable square feet, (5) Bay 5204 containing approximately 396 rentable square feet, (6) Bay 5205 containing approximately 396 rentable square feet, and (7) Bay 5206 containing approximately 490 rentable square feet (collectively, the “Greenhouse Premises”), located at that certain building located at 5 Laboratory Drive, Research Triangle Park, North Carolina, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.     The expiration of the Base Term of the Lease is scheduled to occur on December 31, 2026.

C.     Landlord and Tenant have entered into a new Lease dated September 30, 2021 (the “New Lease”) pursuant to which Tenant has agreed to lease approximately 62,771 rentable square feet of space in that certain building located at 9 Laboratory Drive, Research Triangle Park, North Carolina.

D.     Concurrently with the execution of this Third Amendment, Landlord and Tenant have executed a first amendment to the New Lease (the “New Lease First Amendment”).

E.     Landlord and Tenant desire to amend the Lease to, among other things, provide for the early termination of the Lease in connection with Landlord and Tenant entering into the New Lease, subject to the terms of this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Termination Date. Landlord and Tenant agree, subject to the terms and conditions set forth in this Third Amendment, to accelerate the expiration date of the Lease to the date that is 25 calendar days after the date of Substantial Completion of the Lab/Office Premises (as such terms are defined in the New Lease), as such term is defined in the New Lease (the “Termination Date”). Notwithstanding the foregoing, in the event the Lab/Office Premises Commencement Date under the New Lease does not occur, this Third Amendment shall have no force or effect, and the Base Term of the Lease shall continue in accordance with the terms of the Lease (excluding this Third Amendment).

Notwithstanding anything to the contrary contained in the immediately preceding paragraph, Tenant may elect to further accelerate the Termination Date with respect to all or any of the Bays within the Greenhouse Premises by delivering not less than 15 days prior written notice to Landlord (any such notice, a “Greenhouse Accelerated Termination Notice”). If Tenant delivers to Landlord a Greenhouse Accelerated Termination Notice prior to the date that is 15 days prior to the anticipated Termination Date, then, subject to the terms and conditions set forth in this Third Amendment, the expiration date of the Lease with respect to the portion of the Greenhouse Premises identified in the Greenhouse Accelerated Termination Notice only shall be accelerated on the date specified in such Greenhouse Accelerated Termination Notice (which shall in no event be less than 15 days after Landlord’s receipt of such Greenhouse Accelerated Termination Notice).

2.

Base Rent and Additional Rent. Tenant shall be responsible for the payment of all Base Rent, Additional Rent and any other obligations due under the Lease through the Termination Date. Landlord and Tenant acknowledge and agree that, notwithstanding anything to the contrary contained in the Lease, (a) Tenant shall not be required to pay the outstanding TI Rent payable under the Lease on the Termination Date, and (b) Tenant shall continue to pay the outstanding TI Rent that would have otherwise been payable on the Termination Date under the New Lease pursuant to the terms of the New Lease First Amendment.

3.

Termination and Surrender. Tenant shall voluntarily surrender the Premises on or prior to the Termination Date as provided in this Third Amendment. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to surrendering the Premises in accordance with the surrender requirements and in the condition required pursuant to the Lease. Tenant’s surrender with respect to the physical improvements located in the Premises as of the date of this Third Amendment shall be subject to the scope set forth on Exhibit A attached hereto, which has been agreed upon by Landlord and Tenant and shall be performed by Tenant and Tenant’s sole cost and expense. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, as provided in Section 4 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein.

4.

No Further Obligations. Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations under the Lease with respect to the Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease (including, without limitation, those obligations in connection with the reconciliation of Operating Expenses pursuant to Section 5 of the Lease, which are intended to survive termination of the Lease). For avoidance of doubt, the parties agree that Tenant shall not be responsible for paying Base Rent or Operating Expenses with respect to the Premises attributable to any period of time following the Termination Date. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights either party may have with respect to the other, including in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law. Nothing herein shall excuse Tenant or Landlord from their respective obligations under the Lease, as modified by this Third Amendment, prior to the Termination Date.

5.

Removal of Personal Property. Any personal property of Tenant remaining in the Premises after the Termination Date is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.

6.

No Assignment. Tenant represents and warrants that Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Third Amendment.

7.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment.

8.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

9.	Miscellaneous.

a.    This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.    This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.    This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.    Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT:

GREENLIGHT BIOSCIENCES INC.,
a Delaware corporation

By:

Print Name:	Carole Cobb

Title:	Chief Operating Officer

☒ I hereby certify that the signature, name, and title above are my signature, name and title.

LANDLORD:

ARE-NC REGION NO. 17, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:
Print Name: Mark Hikin
Title: VP Real Estate Legal Affair

Exhibit A

Scope

1)

Room 208: Remove Lancer autoclave, Lancer glasswasher, and Quincy compressor and restore MEP connection to nearest reasonable disconnect. Remove Elga RO system and terminate plumbing connections at nearest disconnect below ceiling.

2)	Room 212: Remove chilled water piping and RO piping from and terminate plumbing at nearest disconnect or reasonable connection point above ceiling.

3)	Room 213: Remove RO ceiling drop and terminate above ceiling.

4)	Room 207: Remove (2) RO ceiling drops and terminate above ceiling.

5)	Data cabling will stay in place.

6)	Security wiring and door hardware will stay in place.

7)	Film on conference room windows will remain.

8)	Film on hallway doors and sidelights will be removed.